                                                                      EXHIBIT 12
                               Dean Foods Company
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------


                          Thirty-Nine Weeks               Fiscal Years Ending May
                           Ending February    ----------------------------------------------
                                 1995         1994       1993      1992      1991      1990
                                 ----         ----       ----      ----      ----      ----

Income before taxes             $ 92,269      $118,313  $114,759  $105,527  $124,340  $102,066
                                ---------------------------------------------------------------
Fixed charges:

     Interest expense             16,567        15,471    14,888    15,551    16,780    12,682
     Debt issue costs                 83           123       155       118       128        93
     Portion of rentals (33%)      5,248         6,997     7,653     9,124     8,528     8,350
                                 -------------------------------------------------------------
     Total fixed charges          21,898        22,591    22,696    24,793    25,436    21,125
                                 -------------------------------------------------------------

Earnings before taxes and
     fixed charges              $114,167      $140,904  $137,455  $130,320  $149,776  $123,191
                                ==============================================================
Ratio of earnings to
     fixed charges                   5.2           6.2       6.1       5.3       5.9       5.8
                                ==============================================================
